CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Electronics Holdings, Inc. on Form S-1 of our report dated April 14, 2011 on the consolidated balance sheets of China Electronics Holdings, Inc. as of December 31, 2010 and 2009 and the consolidated statements of shareholders' equity, operations, and cash flows for the two years in the period ended December 31, 2010. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

Kabani & Company

KABANI & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, CA

May 12, 2011

APPENDIX 10B